Exhibit 10.2

Notice of Grant of Stock Options And Option Agreement	Hologic, Inc. ID: 04-2902449 250 Campus Drive Marlborough, MA 01752

[Participant Name]	Plan: Hologic, Inc. 2008 Equity Incentive Plan, as may be amended from time to time (the “Plan”)

Effective [GRANT DATE], you have been granted a Non-Qualified Stock Option (the “Option”) to buy [SHARES GRANTED] shares of Hologic, Inc. (the “Company”) common stock at [GRANT PRICE]. The Option is granted pursuant to the terms and conditions of the Plan, referenced above, and the option agreement (the “Option Agreement”) provided herewith.

Subject to the terms and conditions of the Option Agreement and the Plan, the Option will vest 25% on each of the first four anniversaries of the grant date, such that the Option will be fully vested on the fourth anniversary of the grant date. Unless sooner terminated pursuant to the terms of the Option Agreement or the Plan, the Option will expire on [EXPIRATION DATE] [10 YEARS AFTER GRANT DATE].

By your signature and the Company's signature below, you and the Company agree that the Option is granted under and governed by the terms and conditions of the Plan and the Option Agreement.

Hologic, Inc.	Date

Electronic Signature	Date

(Hologic, Inc. NQSO Agreement - Page 1)

HOLOGIC, INC.
 NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option Agreement (the “Option Agreement”) pursuant to the Hologic, Inc. 2008 Equity Incentive Plan, as it may be amended from time to time (the “Plan”).

 W I T N E S S E T H:

WHEREAS, the Company and the Optionee desire to enter into an agreement whereby the Company will grant the Optionee an option (the “Option”) to purchase shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), as set forth in the Notice of Grant of Stock Options to which this Award Agreement is attached (the “Award Notice”); and

WHEREAS, this Option is intended to qualify as a “Non-Qualified Stock Option”, which is a stock option which does not qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Optionee agree as follows:

1.    Grant of Option.

Pursuant to the terms and conditions of this Option Agreement and the Plan (which is incorporated herein by reference), the Company hereby grants to the Optionee an Option to purchase shares of Common Stock (the “Option Shares”) as provided in the Award Notice. The exercise price at which the Option Shares may be purchased (the “Option Exercise Price”) and the vesting schedule of the Option are set forth in the Award Notice. The number and class of securities, vesting schedule and exercise price per share subject to this Option are subject to adjustment as set forth in the Plan. In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

2.    Vesting of Option.

Subject to the provisions of the Plan, Section 3 of this Option Agreement and the right of the Company to accelerate the date upon which any or all of this Option would otherwise become exercisable, the Optionee shall be entitled to exercise this Option with respect to all or a portion of the percentage or number of the Option Shares provided in the Award Notice. Notwithstanding the foregoing, in the event that the Optionee’s Service (as defined below) is terminated as a result of the death or Permanent Disability (as defined in Section 23(e)(3) of the Code) of the Optionee, the Option shall become fully vested upon such termination. For purposes of this Agreement, the term “Service” shall mean service as a Service Provider to the Company, and the term “Service Provider” shall mean an employee, officer or director of the Company or an Affiliate of the Company, or a consultant currently providing services to the Company or an Affiliate of the Company. Whether a termination of Service shall have occurred for purposes of this Agreement shall be determined by the Company, which determination shall be final, binding and conclusive.

Notwithstanding any provision of this Option Agreement to the contrary, in no event may this Option be exercised after the Expiration Date set forth in the Award Notice.

3.    Termination of Service.

If the Optionee’s Service is terminated (a “Termination”), then unless otherwise provided in this Option Agreement or the Plan, this Option may be exercised as to all shares with respect to which Optionee could exercise this Option on the date of Termination, and which shares have not been previously purchased, until the earlier of the Expiration Date, or:

(Hologic, Inc. NQSO Agreement - Page 2)

(i)	in the case of a Termination by reason of death or Permanent Disability, one year after such Termination; and

(ii)	in all other cases, ninety (90) days after the Termination; or

such other date as determined by the Company, and there shall be no further vesting of the Option after such Termination.

Notwithstanding the foregoing, in the case of a Termination for cause, the ability to exercise this Option may be terminated on such earlier date as the Company may specify, and such date may be set so as to prevent the Optionee from further exercising any portion of this Option.

4.    Nontransferability; Persons Able to Exercise.

The Option may not be transferred other than by will or the laws of descent and distribution. During the life of the Optionee, only the Optionee may exercise this Option. If the Optionee dies while still employed by the Company, or the periods specified in Section 3, this Option may be exercised by the Optionee’s executors, administrators, legatees or distributees, provided that such person or persons comply with the provisions of this Option applicable to the Optionee.

5.    Method of Exercising Option.

The Option may be exercised, in whole or in part, by written notice to the Company, containing an executed Notice of Exercise in the form of Attachment A, provided that the Company, in its discretion, may modify or augment these requirements as provided in Section 7 of this Option Agreement, or where appropriate because a person other than the Optionee is exercising the Option pursuant to Section 4. The written notice specified in this Section must be accompanied by payment of the Option Exercise Price for the shares being purchased. Payment shall be made in cash, unless the Company, in its sole discretion, authorizes payment to be made in shares of Common Stock of the Company, a combination of such shares and cash. As soon as practical after receipt of this notice and payment, the Company shall deliver the purchased Option Shares. In the event this Option is exercised by any person other than the Optionee, the notice shall be accompanied by appropriate proof of the right of such person to exercise this Option.

6.    No Rights Other Than Those Expressly Created.

Neither this Option, the Option Agreement nor any action taken hereunder shall be construed as (i) giving the Optionee any right to be retained in the Service of, or continue to be affiliated with, the Company, (ii) giving the Optionee any equity or interest of any kind in any assets of the Company, or (iii) creating a trust of any kind or a fiduciary relationship of any kind between the Optionee and the Company. As to any claim for any unpaid amounts under this Option, any person having a claim for payments shall be an unsecured creditor. The Optionee shall not have any of the rights of a stockholder with respect to any Option Shares until such time as this Option has been exercised and Option Shares have been issued.

7.    Compliance with Laws.

(a)    Withholding of Taxes. Pursuant to applicable federal, state, local or foreign laws, the Company may be required to collect or withhold income or other taxes from Optionee upon the grant of this Option, the exercise of this Option, or at some other time. The Company may require, as a condition to the exercise of this Option, or demand, at such other time as it may consider appropriate, that the Optionee pay the Company the amount of any taxes which the Company may determine is required to be collected or withheld, and the Optionee shall comply with the requirement or demand of the Company.

(b)    Securities Law Compliance. Upon exercise (or partial exercise) of this Option, the Optionee shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue or transfer the Option Shares in compliance with the provisions of applicable federal or state securities laws. The Company, in its discretion, may postpone the issuance and delivery of Option Shares upon any exercise of this Option until completion of such registration or other

(Hologic, Inc. NQSO Agreement - Page 3)

qualification of such shares under any federal or state laws, or stock exchange listing, as the Company may consider appropriate. In addition, the Company may require that prior to the issuance or transfer of Option Shares upon exercise of this Option, the Optionee enter into a written agreement to comply with any restrictions on subsequent disposition that the Company deems necessary or advisable under any applicable federal and state securities laws. The Option Shares issued hereunder may be legended to reflect such restrictions.

(c)    General. No Option Shares shall be issued upon exercise of this Option unless and until the Company is satisfied, in its sole discretion, that there has been compliance with all legal requirements applicable to the issuance of such Option Shares.

8.    Miscellaneous.

(a)    Non-Qualified Option. The Option hereby granted is not intended to be an “incentive stock option” as that term is defined in Section 422 of the Internal Revenue Code.

(b).    Recoupment/Claw-Back of Awards. Notwithstanding any other provision of this Option Agreement to the contrary, any Option granted under this Option Agreement (including any proceeds, gains or other economic benefit actually or constructively received upon any receipt or exercise of any Option or upon the receipt or resale of any share of Common Stock underlying the Option) shall be subject to the terms of any compensation recoupment or claw-back policy implemented by the Company, as any such policy may be amended from time to time, and/or subject to recoupment as required by any other provisions of any law (including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended), government regulation or stock exchange listing requirement.

(c)    Discretion of the Committee. Unless otherwise explicitly provided herein, the Board of Directors of the Company, or an authorized committee thereof, shall make all determinations required to be made hereunder, including determinations required to be made by the Company, and shall interpret all provisions of this Option and Option Agreement, as it deems necessary or desirable, in its sole and unfettered discretion. Such determinations and interpretations shall be binding on and conclusive to the Company and the Optionee.

(d)    Amendment. This Option may only be modified or amended by a writing signed by both parties.

(e)    Notices. Any notices required to be given under this Option shall be sufficient if in writing and if sent by certified mail, return receipt requested, and addressed as follows:

if to the Company:

Hologic, Inc.
250 Campus Drive
Marlborough, MA 01752
Attention: Chief Financial Officer

if to the Optionee:

As set forth in the records of the Company

or to such other address as either party may designate under the provisions hereof.

(f)    Entire Agreement. This Option Agreement shall supersede in its entirety all prior undertakings and agreements of the Company and Optionee, whether oral or written, with respect to this option; provided however that nothing herein shall supersede any prior written employment or other similar written agreement, if any, that may provide, in certain circumstances, for acceleration or extension of options granted to the Optionee.

(Hologic, Inc. NQSO Agreement - Page 4)

(g)    Successors and Assigns. The rights and obligations of the Company under this Option Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

(h)    Applicable Law; Severability. All rights and obligations under this Option Agreement shall be governed by the laws of the State of Delaware. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Option Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Option Agreement shall nevertheless remain in full force and effect.

(i)    Paragraph Headings; Rules of Construction. The paragraph headings used in this Option Agreement are for convenience of reference, and are not to be construed as part of this Option or Option Agreement. The parties hereto acknowledge and agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Option Agreement.

(j)    Electronic Copies. The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this option, you consent and agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide you with such copies upon request.

(k).    No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Option Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party, unless explicitly provided for herein. No single or partial exercise of any right, power or remedy under this Option Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

(l).     Counterparts. The Award Notice to which this Option Agreement is attached and incorporated by reference may be executed in multiple counterparts, including by electronic or facsimile signature, each of which shall be deemed in original but all of which together shall constitute one and the same instrument.

(Hologic, Inc. NQSO Agreement - Page 5)